UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):    March 12, 2007
Dana Corporation

(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:    (419) 535-4500
Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.
     In March 2006, Dana Corporation (Dana) and forty of its domestic subsidiaries (collectively, the Debtors) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the Bankruptcy Court). The Debtors’ Chapter 11 cases (collectively, the Bankruptcy Cases) have been consolidated for procedural purposes under the caption In re Dana Corporation, et al., Case No. 06-10354 (BRL) and are being administered jointly.
     An official committee (the Retiree Committee or the Committee) has been appointed in the Bankruptcy Cases to represent Debtors’ retirees receiving certain retiree health and welfare benefits who are not represented by a union.
     The following developments occurred on March 12, 2007:
     (i) The Debtors and the Retiree Committee reached an agreement regarding non-pension retiree benefits for the retirees represented by the Committee, subject to documentation and Bankruptcy Court approval. The Debtors have agreed (a) to assist the Committee in establishing a Voluntary Employees’ Beneficiary Association trust (a tax-exempt trust that can be used to provide certain benefits to participants and their beneficiaries) for the retirees represented by the Committee and (b) to fund the trust through an initial contribution of $25 million to be made during the bankruptcy proceedings following Bankruptcy Court approval of the agreement and an additional contribution of $53 million to be made on or after the Debtors’ emergence from bankruptcy. In exchange, the Debtors will be released from obligations for post-retirement health and welfare benefits for these non-union retirees.
     (ii) The judge in the Bankruptcy Cases approved Dana’s previously announced decision to eliminate its RetireeFlex and other post-retirement welfare benefits for all active salaried and hourly non-union workers in the United States, effective April 1, 2007,
     (iii) Dana announced that it has reached a settlement with the International Association of Machinists and Aerospace Workers (IAM) union, which represents 215 hourly employees at Dana’s Robinson, Illinois, Sealing Products plant. The IAM settlement, which is subject to Bankruptcy Court approval, includes a payment of $2.25 million by Dana to resolve all IAM claims for non-pension retiree benefits with respect to retirees and active employees represented by the union. For those who are covered by the settlement and currently receive such benefits, Dana will not terminate these benefits prior to July 1, 2007. In addition, the parties have agreed to a new three-year collective bargaining agreement covering the Robinson plant.
     Dana is moving forward in the Bankruptcy Cases with efforts to modify or reject collective bargaining agreements and retiree welfare benefits provided to its two largest unionized constituencies, the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (UAW) and the United Steelworkers (USW), and is seeking to negotiate consensual agreements with these unions.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation
(Registrant)

Date: March 13 2007	By:	/s/ Michael L. DeBacker
Michael L. DeBacker
Vice President, General Counsel and Secretary

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